Exhibit 10.1

March 4, 2008

Mr. Kim S. Fennebresque

Chairman and Chief Executive Officer

Cowen Group, Inc.

1221 Avenue of the Americas

14th Floor

New York, NY 10020

Dear Mr. Fennebresque:

This  Agreement (the “Agreement”) contains the terms and conditions of your resignation as Chief Executive Officer and President of Cowen Group, Inc., including all titles and positions you may hold with any subsidiaries and/or affiliates (“Cowen” or the “Company”), effective as of March 4, 2008 (the “Effective Date”).  As set forth more fully below, this agreement (the “Agreement”) shall supersede any and all prior employment agreements and letters relating to your current employment with Cowen.

Set forth below are the terms and conditions concerning your resignation from service with the Company:

1.             Resignation.   Prior to the Effective Date, you shall have resigned your position as Chief Executive Officer and President of the Company, as well as any and all other titles of and/or positions with any subsidiaries and affiliates of the Company.

2.             Non-Executive Chairman.   You shall serve as non-executive Chairman of the Board of Directors of the Company.

3.             Equity Awards.   (a) You shall continue to vest in the equity awards you received as part of your 2006 and 2007 compensation, respectively, subject to the terms and conditions set forth in the applicable equity award agreements, dated January 16, 2007 and January 25, 2008, respectively, and to the terms and conditions set forth herein; (b) You shall forfeit in its entirety to the Company the equity award you received in connection with initial public offering of the Company, dated July 11, 2006; and (c) upon a “Change in Control” (as defined in Appendix A, attached hereto) of the Company at any point prior to January 1, 2009, you shall receive a lump sum cash payment equal to (i) the number of shares subject to your July 11, 2006 equity award, multiplied by (ii) the value per share paid or delivered in the Change in Control transaction, with such adjustment as may be necessary to reflect the manner and form of payment in connection with the Change in Control transaction.

4.             Release.   In return for the payments and other consideration set forth above, you hereby and forever discharge Cowen and its parent, subsidiary and affiliated companies, and their shareholders, officers, members, directors, agents, employees, predecessor companies, insurers, successors and assigns from any and all claims, rights, demands, debts, actions, causes of action, suits, agreements, damages, and liabilities, known or unknown, which exist or have existed up to and including the date you signed this Agreement or which arise out of, are in any way connected with, or relate to your employment or termination of employment with Cowen, including, but not limited to, wrongful discharge claims, breach of contract claims, claimed violations of fair employment practices, anti-discrimination, or civil rights laws (including but not limited to any claims of discrimination on the basis of race, sex, age, religion, national origin, sexual orientation, handicap, veteran status or any other protected classification) asserted under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act (“ADEA”), the Americans With Disabilities Act of 1990, the Family and Medical Leave Act, the Workers Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, the Employee Retirement Income Security Act, the New York State Human Rights Law, the New York City Human Rights Law, New York Labor Law or any other federal, state or local law, statute, ordinance or regulation, tort claims, statutory claims, constitutional claims, claims for wages, bonuses, incentive compensation, commissions, allowances, vacation or holidays, severance or any other compensation or benefits, claims for compensatory or punitive damages or attorneys’ fees, claims with respect to defamation, intentional infliction of emotional distress, misrepresentation, fraud or wrongful discharge and claims under the laws of the United States or any of its states.  You release and waive your right to file any such claim in any judicial forum provided, however, that nothing herein prevents you from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).  As of the date of this Agreement, you represent that you have no pending claims of any sort against Cowen or any of its predecessor entities.  Further, you agree that, in exchange for the foregoing consideration, you waive any claim for personal or monetary relief that might be awarded to you by any forum, whether such claim has been asserted by you or by another on your behalf.  This release of claims is intended by you to be completely effective and binding, irrespective of whether any such claims have been asserted and irrespective of any present lack of knowledge on your part of any such claim.

5.             Event of Breach.  In the event you take any action contrary to the obligations set forth herein or otherwise breach your obligations to the Company, or should you institute any complaint, demand or action with regard to your employment, compensation or separation from employment with any court, except a claim made in good faith for a violation of the ADEA, for the breach of this Agreement, or for failure of Cowen to provide to you any obligation under any benefit plans in which you may be vested, Cowen shall be entitled to cease making any discretionary payments to you or on your behalf and to recover from you all discretionary payments made to you or on your behalf pursuant to the Agreement and to an award of all attorney’s fees and costs incurred by Cowen in defending against such complaints, demand  or action or otherwise enforcing Cowen’s rights under this paragraph of the Agreement.

6.             Non-Disparagement.           You agree that you shall not at any time make any disparaging comments about or disclose to anyone your opinions concerning Cowen, its parent(s), its subsidiaries, or its affiliated entities, any person employed by or otherwise affiliated with Cowen and/or any of its parent(s), subsidiaries or affiliates, or any information concerning the business affairs of Cowen or its parent(s) or any of its subsidiaries or affiliates, that you may have acquired in the course of your employment, and that is or may be detrimental to Cowen or to its affiliates.

7.             Company Property.  You acknowledge that you have not removed any Company property or any work product including, but not limited to, any computer disks, files or equipment, any and all documents, tapes or files, pagers, cell phones or other electronic devices, all corporate credit cards and any company keys, passes, identification cards or badges (“Company Property”) belonging to Cowen or its affiliates, or their employees, customers or others doing business with Cowen or its affiliates.  You further agree to return, no later than fourteen (14) days after the effective date of termination, all Company Property to Cowen.

8.             Non-Disclosure of Confidential Information.  You understand that in connection with your employment with Cowen you have been privy to and acquired certain proprietary or business information relating to Cowen and/or its predecessors, subsidiaries, parent or affiliates, including confidential information and trade or business secrets not readily available in the marketplace or to the public.  Such information may include, but is not limited to, information relating to their operations, business plans, financial and accounting matters, sales, transactions, trading and marketing data and strategies, the identity of customers, and the terms, conditions and status of customer and trading accounts or transactions.  You agree you will not disclose to any third parties, directly or indirectly (except to the extent required by law), any such confidential or proprietary information.  You also agree that your obligations under this paragraph continue after execution of this Agreement.

9.             Waiver of Notice. As of the Effective Date, the Company shall waive the “Notice of Retirement, Resignation or Termination of Employment” requirements set forth in Paragraph 9 of the employment agreement dated November 13, 2007, between you and the Company, and as set forth in the equity award agreements dated January 16, 2007 and January 25, 2008, respectively.

10.           Other Legal Proceedings.  If, prior to the date of execution of this Agreement, you, or your attorney or representative, have filed any legal charge(s), complaint(s) or action(s) against Cowen or its affiliates related to any matter released or waived herein, you agree to withdraw or discontinue such matter(s) with prejudice and to execute all documents necessary to effectuate such withdrawal or discontinuance.  You acknowledge that the consideration provided in this Agreement shall be accepted in full satisfaction of any claim(s) asserted and as sufficient basis for the immediate withdrawal or dismissal.  You agree that you will not voluntarily participate or assist others in any lawsuit or judicial proceedings against Cowen or its affiliates.  You further agree that you will fully cooperate with Cowen or its affiliates in connection with any legal proceeding by providing necessary information or cooperation, including but not limited to meeting with representatives of Cowen or its affiliates or their respective legal counsel, or providing testimony when necessary.

11.           Arbitration.  Both parties agree that all controversies that may arise out of this Agreement, or arising out of your employment with, or termination of employment from, Cowen shall be determined by arbitration in accordance with the Federal Arbitration Act to the fullest extent permitted by law.  That arbitration shall be commenced and conducted through the American Arbitration Association (“AAA”) before a single arbitrator, in accordance with the rules and procedures of the AAA Employment Arbitration Rules and Mediation.  By agreeing to arbitrate, you understand that you are waiving your right to a trial by a jury.  The cost of such proceedings, including all filing and session fees, and all attorneys’ fees, shall be assessed in accordance with the AAA Rules or as otherwise determined by the arbitrator.

12.           Entire Agreement.  You represent and acknowledge that this Agreement represents the entire agreement between you and Cowen, that it supersedes any prior written, oral or implied agreement between you and Cowen regarding your employment and the termination of your employment, and that it may not be amended or modified except by a writing signed by you and Cowen.  You further acknowledge that you are not relying upon any representations or statements, written or oral, made by or on behalf of Cowen that are not expressly set forth herein.

13.           No Admission of Liability.  This Agreement is not intended, and should not be construed, as evidence of any wrongdoing on the part of Cowen or its affiliates or subsidiaries, or as any admission of liability under any federal, state or local law or regulation of any nature whatsoever without application of any conflict of law principles.  Nor may you admit, or seek to admit, either the terms or existence of this Agreement in any proceeding, arbitration or hearing, except to enforce this Agreement.

14.           Applicable Law.  This Agreement shall be construed and governed in accordance with the laws of the State of New York without application of any conflict of law principles.

15.           Binding Effect.  This Agreement shall be enforceable against, and is intended to cover you, your successors, assigns, heirs, beneficiaries and estate.  This Agreement may not be amended, changed or modified, except by written instrument executed by the parties executing this Agreement.

16.           Severability.  The provisions of this Agreement are severable.  If a court of competent jurisdiction rules that any provision of this Agreement is invalid or unenforceable, such a ruling shall not affect the validity or enforceability of any other provision of this Agreement.  However, in the event that the release and waiver of claims set forth in paragraph 4 above shall in any respect be found to have been void or unenforceable, Cowen shall rewrite paragraph 4 to correct the defect.  You agree that you shall then re-execute the revised document, and that you will not be entitled to any additional monies, benefits, and/or compensation thereafter.

17.           Representations and Acknowledgments.  By signing this Agreement and returning it to us, you acknowledge that you:

A.                                   are being provided with at least twenty-one (21) days to consider whether to execute this Agreement (any or all of which you may use) and have had sufficient time to review and consider the provisions of the Agreement;

B.                                     have carefully read and fully understand the terms of this Agreement;

C.                                     are entering into the Agreement knowingly and voluntarily; and

D.                                    have been advised to seek advice from an attorney of your choosing prior to signing this Agreement and have been given a reasonable opportunity to seek such advice.

You may signify your acceptance of the terms and conditions of this Agreement by signing it and returning it to me within thirty (30) days.  If you have not returned the executed Agreement within the time permitted, the promises and offers contained in the Agreement shall become null and void and you will not be eligible to receive the payments and benefits described herein.  If you have returned the executed Agreement within the time permitted, you may revoke the Agreement within seven (7) days of signing, by delivering written notice of revocation to me in Cowen’s Human Resources Department in New York.  Unless revoked, the Agreement shall become effective and enforceable on the eighth day after it is executed and returned to Cowen’s Human Resources Department.  In accordance with federal law regarding the waiver of claims under the ADEA, Cowen has set forth additional information regarding your severance offer in Appendix A to this Agreement.

We wish you well in your future endeavors.  Should you have any questions or need clarification concerning the Agreement or any aspect of your separation, please contact me at your convenience.

Yours very truly,

COWEN GROUP, INC.

		By:	/s/ John E. Toffolon, Jr.
John E. Toffolon, Jr.
Lead Director
Board of Directors
Cowen Group, Inc.

ACCEPTED AND AGREED TO

/s/ Kim S. Fennebresque
Kim S. Fennebresque

Dated:	March 4, 2008

APPENDIX A

Change in Control.

For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(i)                                     any Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing more than forty percent (40%) of the combined voting power of the Company’s then outstanding voting securities, excluding any Person who becomes such a beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)) in connection with a transaction described in clause (A) of paragraph (iii) below; or

(ii)                                  the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date of this Agreement, constitute the Board of Directors of the Company (the “Board”) and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date of this Agreement or whose appointment, election or nomination for election was previously so approved or recommended by such directors, provided, that no Change of Control for this purpose shall be deemed to occur by virtue of  (i) the death, disability, retirement or voluntary resignation of any directors or (ii) the resignation, removal or other departure of any director under circumstances involving cause or under circumstances involving the affirmative vote, approval or acceptance of such departure by a majority of the remaining directors; or

(iii)                               the Company executes a definitive Merger Agreement or other document(s) relating to a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity (provided, however, that if the transactions contemplated by the Merger Agreement or other documents do not close, then the execution of the definitive Merger Agreement or other document(s) shall not be deemed a  Change in Control), other than (A) a merger or consolidation which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing more than forty percent (40%) of the combined voting power of the Company’s then outstanding securities; or

(iv)                              the stockholders of the Company approve a plan of liquidation or dissolution of the Company or there is consummated an agreement for the sale or other disposition, directly, or indirectly, by the Company of all or substantially all of the Company’s assets, other than such sale or other disposition by the Company of all or substantially all of the Company’s assets to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale and other than a sale.

 “Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company or any subsidiary corporation, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary corporation, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (5) an individual, entity or group which, pursuant to Rule 13d-l promulgated pursuant to the Exchange Act, is permitted to, and actually does, report its beneficial ownership of securities of the Company on Schedule 13G (or any successor Schedule); provided that, if any such individual, entity or group subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this paragraph, such individual, entity or group shall thereupon become a “Person” and shall be deemed to have first acquired, on the first date on which such individual, entity or group becomes required to or does so report, beneficial ownership of all of the Company securities beneficially owned by it on such date.